Exhibit 99.1

[QUANTA SERVICES LOGO]	PRESS RELEASE

FOR IMMEDIATE RELEASE

03-06

Contacts:	James Haddox, CFO	Ken Dennard / kdennard@drg-e.com
	Reba Reid	Lisa Elliott / lisae@drg-e.com
	Quanta Services, Inc.	DRG&E
	713-629-7600	713-529-6600

QUANTA SERVICES REPORTS FIRST QUARTER RESULTS

Operating cash flow totals $37.3 million for first quarter

Houston – May 6, 2003 – Quanta Services, Inc. (NYSE:PWR) today announced results for the three months ended March 31, 2003.

Revenues in the first quarter of 2003 were $367.1 million compared to revenues of $449.2 million in the first quarter of 2002. For the first quarter of 2003, net loss attributable to common stock was $2.7 million, or $0.04 per diluted share compared to net loss attributable to common stock of $435.4 million, or $5.56 per diluted share, in the first quarter of 2002.

The prior year results include the impact of a cumulative effect of change in accounting principle related to the adoption of SFAS No. 142. For the first quarter of 2002, diluted earnings before cumulative effect of change in accounting principle were $0.13 per share. The prior year results also include the impact of $4.6 million in expenses associated with a proxy contest with Aquila, Inc.

“The extreme weather that struck the Northeast, South, Southeast and Mountain regions of the United States, combined with margin pressures and an overall depressed market had a significant impact on our first quarter results,” said John Colson, chief executive officer of Quanta Services. “In spite of the weather in the first quarter, we achieved cash flow from operations of $37.3 million and, after deducting capital expenditures of $4.9 million, free cash flow of $32.4 million.”

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OUTLOOK

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. These statements do not include the potential impact of any business combinations or divestitures that may be completed after March 31, 2003.

Quanta expects revenue for the second quarter of 2003 to range from $380 million to $420 million and EPS to be between $0.03 and $0.05. For fiscal 2003, Quanta expects revenues of $1.6 billion to $1.7 billion and EPS in the range of $0.25 to $0.30.

Quanta Services has scheduled a conference call for May 6, 2003, at 10:00 a.m. Eastern time. To participate in the call, dial (212) 329-1453 at least 10 minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s web site at www.quantaservices.com. To listen to the live call on the web, please visit the Quanta Services web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call on the company’s website. A replay will also be available and may be accessed by calling (303) 590-3000 and using pass code 537442. For more information, please contact Karen Roan at DRG&E by calling (713) 529-6600.

Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

This press release contains various forward-looking statements and information, including management’s expectations of revenues, earnings per share and growth in certain markets that are based on management’s belief as well as assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, future growth in the electric utility and telecommunications outsourcing industry, and the ability of Quanta to successfully implement cost saving measures and to effectively integrate the operations of existing and acquired companies, as well as general risks related to the industries in which Quanta operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company’s reports filed under the Securities Exchange Act of 1934.

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[QUANTA SERVICES LOGO]	Quanta Services, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended March 31, 2003 and 2002

(In thousands, except per share information)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues	$367,129	$449,220
Cost of services	329,372	373,533

Gross profit	37,757	75,687
Selling, general & administrative expenses	38,970	46,100
Proxy costs	—	4,620

Income (loss) from operations	(1,213)	24,967
Interest expense	(7,964)	(7,854)
Other, net	216	435

Income (loss) before taxes and cumulative effect of change in accounting principle	(8,961)	17,548
Provision (benefit) for taxes	(4,118)	7,282

Income (loss) before cumulative effect of change in accounting principle	(4,843)	10,266
Cumulative effect of change in accounting principle, net of tax (a)	—	445,422 (a)

Net income (loss)	(4,843)	(435,156)
Dividends on preferred stock, net of forfeitures	(2,109)	232

Net loss attributable to common stock	$(2,734)	$(435,388)

Basic earnings (loss) per share before cumulative effect of change in accounting principle	$(0.04)	$0.13
Cumulative effect of change in accounting principle, net of tax	$—	$(5.69)

Basic loss per share	$(0.04)	$(5.56)

Diluted earnings (loss) per share before cumulative effect of change in accounting principle	$(0.04)	$0.13
Cumulative effect of change in accounting principle, net of tax	$—	$(5.69)

Diluted loss per share	$(0.04)	$(5.56)

Shares used in computing earnings per share
Basic	112,535	78,264

Diluted	112,535	78,264

(a)	In accordance with SFAS 142, the effect of the adoption is required to be presented in the first interim period of 2002, irrespective of the period in which the transitional impairment loss was measured. Accordingly, the above financial data has been restated to reflect the cumulative effect of change in accounting principle, net of tax, in the quarter ended March 31, 2002.

[QUANTA SERVICES LOGO]	Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$61,433	$27,901
Accounts receivable, net	322,438	367,057
Costs and estimated earnings in excess of billings on uncompleted contracts	53,079	54,749
Inventories	27,204	25,646
Prepaid expenses and other current assets	56,723	54,144

Total current assets	520,877	529,497
PROPERTY AND EQUIPMENT, net	358,966	369,568
ACCOUNTS AND NOTES RECEIVABLE, net	51,160	50,900
OTHER ASSETS, net	18,415	19,250
GOODWILL AND OTHER INTANGIBLES, net	395,531	395,597

Total assets	$1,344,949	$1,364,812

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$6,260	$6,652
Accounts payable and accrued expenses	163,307	189,080
Billings in excess of costs and estimated earnings on uncompleted contracts	17,264	16,409

Total current liabilities	186,831	212,141
LONG-TERM DEBT, net of current maturities	212,508	213,167
CONVERTIBLE SUBORDINATED NOTES	172,500	172,500
DEFERRED INCOME TAXES AND OTHER NON- CURRENT LIABILITIES	88,974	82,411

Total liabilities	660,813	680,219

REDEEMABLE COMMON STOCK(a)	—	72,922
STOCKHOLDERS’ EQUITY	684,136	611,671

Total liabilities and stockholders’ equity	$1,344,949	$1,364,812

(a)	The redemption feature of the redeemable common stock expired on February 18, 2003 and the balance was reclassified to stockholders’ equity during the first quarter of 2003.

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